                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                                (RULE 13d-102)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                          (Amendment No.       )(1)
                                         ------

                         OSI PHARMACEUTICALS, INC.
                         -------------------------
                              (Name of Issuer)

                                COMMON STOCK
                                ------------
                       (Title of Class of Securities)

                               671040 10 3
                               -----------
                              (CUSIP Number)

                               JULY 12, 1999
                               -------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

--------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


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CUSIP No. 671040 10 3                    13G                 Page 2 of 7 Pages
-------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSON:
              BIOTECHNOLOGY VALUE FUND, L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) / /
-------------------------------------------------------------------------------
   3     SEC USE ONLY
-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
-------------------------------------------------------------------------------

      NUMBER       5   SOLE VOTING POWER
        OF                  0
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY EACH             1,294,343
    REPORTING      -------------------------------------------------------------
      PERSON       7   SOLE DISPOSITIVE POWER
       WITH                 0
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                            1,294,343
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,294,343
-------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              6.1%
-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
              PN
-------------------------------------------------------------------------------


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

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-------------------------------------------------------------------------------
CUSIP No. 671040 10 3                    13G                 Page 3 of 7 Pages
-------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSON:
              BVP Inc.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/   (b) / /
-------------------------------------------------------------------------------
   3     SEC USE ONLY
-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
-------------------------------------------------------------------------------

      NUMBER       5   SOLE VOTING POWER
        OF                  0
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY EACH             2,454,290
    REPORTING      -------------------------------------------------------------
      PERSON       7   SOLE DISPOSITIVE POWER
       WITH                 0
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                            2,454,290
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,454,290
-------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              11.5%
-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
              PN
-------------------------------------------------------------------------------


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 671040 10 3                    13G                 Page 4 of 7 Pages
-------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
              BVF INC.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/   (b)  / /
-------------------------------------------------------------------------------
   3     SEC USE ONLY
-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
-------------------------------------------------------------------------------

      NUMBER       5   SOLE VOTING POWER
        OF                  0
      SHARES       -------------------------------------------------------------
   BENEFICIALLY    6   SHARED VOTING POWER
  OWNED BY EACH             2,454,290
    REPORTING      -------------------------------------------------------------
      PERSON       7   SOLE DISPOSITIVE POWER
       WITH                 0
                   -------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                            2,454,290
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,454,290
-------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*
-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              11.5%
-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
              IA, CO
-------------------------------------------------------------------------------


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!



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-------------------------------------------------------------------------------
CUSIP No. 671040 10 3                    13G                 Page 5 of 7 Pages
-------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:

               OSI Pharmaceuticals, Inc. ("OSI")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               106 Charles Lindbergh Boulevard
               Uniondale, NY 11553

ITEM 2(a).     NAME OF PERSON FILING:

               This schedule is being filed on behalf of the following persons*:

              (i)    Biotechnology Value Fund, L.P. ("BVF")
              (ii)   BVF Partners L.P.  ("Partners")
              (iii)  BVF Inc. ("BVF Inc.")

              * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this
                     Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

ITEM 2(c).    CITIZENSHIP:

              BVF:                     a Delaware limited partnership
              Partners:                a Delaware limited partnership
              BVF Inc.:                a Delaware corporation

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.01 per share.

ITEM 2(e).    CUSIP NUMBER:

              671040 10 3

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK
              THIS BOX:  /X/



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CUSIP No. 671040 10 3                    13G                 Page 6 of 7 Pages
-------------------------------------------------------------------------------

ITEM 4.       OWNERSHIP:

              The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 5) on Schedule 13G is hereby incorporated by reference.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of
more than five percent of the class of securities check the following.   / /

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. BVF and one of the managed accounts, Biotechnology Value Fund, Ltd., a Cayman Islands corporation, individually own more than 5% of the common stock of OSI.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not applicable.

ITEM 10.      CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No. 671040 10 3                    13G                 Page 7 of 7 Pages
-------------------------------------------------------------------------------

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 16, 1999


              BIOTECHNOLOGY VALUE FUND, L.P.

              By:  BVF Partners L.P., its general partner

                   By:  BVF Inc., its general partner


                        By:  /s/ Mark N. Lampert
                             ----------------------
                             Mark N. Lampert
                             President


              BVF PARTNERS L.P.

              By:  BVF Inc., its general partner


              By:  /s/ Mark N. Lampert
                   ----------------------
                   Mark N. Lampert
                   President


              BVF INC.


              By:  /s/ Mark N. Lampert
                   -----------------------
                   Mark N. Lampert
                   President

                                     EXHIBIT A

                           AGREEMENT REGARDING JOINT FILING


     The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.


Dated:  July 16, 1999


              BIOTECHNOLOGY VALUE FUND, L.P.

              By:  BVF Partners L.P., its general partner

                   By:  BVF Inc., its general partner


                        By:  /s/ Mark N. Lampert
                             -------------------
                             Mark N. Lampert
                             President

              BVF PARTNERS L.P.

              By:  BVF Inc., its general partner


                   By:  /s/ Mark N. Lampert
                        -------------------
                        Mark N. Lampert
                        President


              BVF INC.

              By:  /s/ Mark N. Lampert
                   -----------------------
                   Mark N. Lampert
                   President